Exhibit 99.1

October 22, 2013

StanCorp Financial Group, Inc. Reports Third Quarter 2013 Earnings

PORTLAND, Ore. — October 22, 2013 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income of $59.0 million, or $1.32 per diluted share for the third quarter of 2013, compared to net income of $44.9 million, or $1.01 per diluted share for the third quarter of 2012. After-tax net capital losses were $5.5 million for the third quarter of 2013, compared to $1.7 million for the third quarter of 2012.

Net income excluding after-tax net capital losses was $1.45 per diluted share for the third quarter of 2013, compared to $1.05 per diluted share for the third quarter of 2012 (see discussion of non-GAAP financial measures below). The increase was primarily due to more favorable claims experience in the group insurance businesses and higher earnings in the Company’s Asset Management segment for the third quarter of 2013.

“Our business lines reported excellent results for the third quarter of 2013, which included a very favorable group insurance benefit ratio and record earnings in our Asset Management segment,” said Greg Ness, chairman, president and chief executive officer. “We are seeing the benefits from the pricing actions that we have taken and are executing on our plan to deliver long-term shareholder value.”

Year-to-Date

Net income was $163.5 million, or $3.67 per diluted share for the first nine months of 2013, compared to net income of $100.1 million, or $2.26 per diluted share for the first nine months of 2012. After-tax net capital losses were $8.1 million for the first nine months of 2013, compared to $4.3 million for the first nine months of 2012.

Net income excluding after-tax net capital losses was $3.85 per diluted share for the first nine months of 2013, compared to $2.35 per diluted share for the first nine months of 2012. The increase was primarily due to more favorable claims experience in the group insurance businesses, lower operating expenses as a result of expense management actions, and higher earnings in the Company’s Asset Management segment for the first nine months of 2013. Operating expenses were reduced by $20.6 million for the first half of 2013 due to the amendment of the Company’s postretirement medical plan.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $78.3 million for the third quarter of 2013, compared to $62.4 million for the third quarter of 2012. The increase was primarily due to more favorable claims experience in the group insurance businesses, partially offset by lower group insurance premiums and a lower discount rate used for newly established long term disability claim reserves.

Premiums for the Insurance Services segment decreased 0.9% to $523.0 million for the third quarter of 2013 from $527.5 million for the third quarter of 2012. Group insurance premiums decreased 1.7% to $474.7 million for the third quarter of 2013 from $483.1 million for the third quarter of 2012. The decrease in group insurance premiums was primarily due to lower group insurance sales for the first nine months of 2013.

Experience rated refunds (“ERRs”) decreased group insurance premiums by $3.2 million and $6.5 million for the third quarters of 2013 and 2012, respectively. Excluding ERRs, group insurance premiums decreased 2.4% for the third quarter of 2013 compared to the third quarter of 2012. ERRs represent a cost sharing arrangement with certain group contract holders that provides refunds when claims experience is more favorable than contractual benchmarks, and provides for additional premiums to be paid when claims experience is less favorable than contractual benchmarks. ERRs can fluctuate widely from quarter to quarter depending on the underlying experience of the specific contracts.

Sales for the group insurance businesses, reported as annualized new premiums, were $29.7 million and $20.5 million for the third quarters of 2013 and 2012, respectively. Group insurance sales for the first nine months of 2013 and 2012 were $152.5 million and $171.6 million, respectively.

The discount rate used for newly established long term disability claim reserves was 3.75% for the third quarter of 2013, compared to 4.00% for the third quarter of 2012. The 25 basis point lower discount rate for the third quarter of 2013 resulted in a corresponding decrease in quarterly pre-tax income of approximately $2 million.

The Company’s new money investment rate for the third quarter of 2013 was 4.23%, compared to 4.46% for the third quarter of 2012. The 12-month reserve interest margin between the Company’s new money rate and average reserve discount rate was 54 basis points for the third quarter of 2013, compared to 57 basis points for the third quarter of 2012.

The benefit ratio for group insurance products, measured as benefits to policyholders and interest credited as a percentage of premiums, was 75.1% for the third quarter of 2013, compared to 79.7% for the third quarter of 2012. The 25 basis point lower discount rate used for newly established long term disability claim reserves increased the group insurance benefit ratio for the third quarter of 2013 by approximately 40 basis points. Excluding the effect of the lower discount rate, the group insurance benefit ratio improved approximately 500 basis points compared to the third quarter of 2012. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

Individual disability insurance premiums were $48.3 million for the third quarter of 2013, compared to $44.4 million for the third quarter of 2012.

The benefit ratio for individual disability insurance was 72.9% for the third quarter of 2013, compared to 75.7% for the third quarter of 2012. As part of the annual assessment of the adequacy of reserves, the Company recorded a net increase in individual disability reserves of $3.6 million and $3.8 million for the third quarters of 2013 and 2012, respectively. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will generally fluctuate more than the benefit ratio for the group insurance businesses.

Asset Management

The Asset Management segment reported income before income taxes of $21.9 million for the third quarter of 2013, compared to $17.5 million for the third quarter of 2012. The increase in income before income taxes was primarily due to higher administrative fee revenues and spread margin as a result of the increase in assets under administration and lower benefits to policyholders as a result of favorable mortality experience in the individual annuity business. Commercial mortgage loan prepayment fee revenues and bond call premiums added $2.1 million of income before income taxes for the third quarter of 2013, compared to $2.5 million for the third quarter of 2012.

Assets under administration for the Asset Management segment, which includes retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, increased 9.9% to $23.79 billion at September 30, 2013, compared to $21.65 billion at September 30, 2012, primarily reflecting higher equity values for retirement plan assets under administration.

StanCorp Mortgage Investors originated $414.1 million and $347.3 million of commercial mortgage loans for the third quarters of 2013 and 2012, respectively. The increase in originations was the result of increased activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses related to the disposition or impairment of the Company’s invested assets and adjustments made in consolidation. The Other category reported a loss before income taxes of $18.4 million for the third quarter of 2013, compared to a loss before income taxes of $18.6 million for the third quarter of 2012.

Net capital losses were $8.7 million for the third quarter of 2013, compared to net capital losses of $2.6 million for the third quarter of 2012. Net capital losses for the third quarter of 2013 were primarily related to impairments of real estate acquired in satisfaction of debt.

The loss before income taxes excluding net capital losses was $9.7 million for the third quarter of 2013, compared to $16.0 million for the third quarter of 2012. The loss before income taxes for the third quarter of 2013 included lower interest expense and higher net investment income.

On August 10, 2012, the Company issued $250 million of 5.00%, 10-year senior notes. On September 28, 2012, the Company used the net proceeds from the issuance to repay the Company’s $250 million of 6.875%, 10-year senior notes due October 1, 2012. The overlap of the outstanding senior notes and the higher interest rate on the repaid senior notes resulted in higher interest expense in the Other category for the third quarter of 2012 of approximately $3 million compared to the third quarter of 2013.

Net investment income increased to $3.4 million for the third quarter of 2013, compared to $1.5 million for the third quarter of 2012, primarily due to higher invested assets allocated to the Other category for the third quarter of 2013.

Fixed Maturity Securities and Commercial Mortgage Loans

At September 30, 2013, the Company’s investment portfolio consisted of 54.8% fixed maturity securities, 43.0% commercial mortgage loans, and 2.2% real estate and other invested assets. The overall weighted-average credit rating of the fixed maturity securities portfolio was A- (Standard & Poor’s) at September 30, 2013.

At September 30, 2013, commercial mortgage loans in the Company’s investment portfolio totaled $5.51 billion on approximately 6,570 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.35% and 0.30% of the portfolio balance at September 30, 2013 and 2012, respectively.

Capital and Book Value

The Company’s available capital increased $10 million to approximately $420 million at September 30, 2013 compared to June 30, 2013. The increase in available capital was primarily due to income from its insurance subsidiaries for the third quarter of 2013, partially offset by share repurchases and an allocation for expected annual interest and shareholder dividends. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital (“RBC”) ratio of 300% and cash and capital at the holding company and non-insurance subsidiaries. The RBC ratio was approximately 365% at September 30, 2013.

The Company’s book value per share decreased 2.0% from $49.08 at September 30, 2012, to $48.12 at September 30, 2013, primarily due to the decrease in Accumulated Other Comprehensive Income (“AOCI”). AOCI decreased $192.3 million from September 30, 2012, primarily due to a decrease in net unrealized gains in the Company’s fixed maturity securities portfolio related to higher market interest rates. The Company’s book value per share excluding AOCI increased 8.1% from $41.98 at September 30, 2012, to $45.36 at September 30, 2013 (see discussion of non-GAAP financial measures below).

Share Repurchases

For the third quarter of 2013, the Company repurchased 818,478 shares at a total cost of $44.1 million, which reflects a volume weighted-average price per share of $53.93. At September 30, 2013, the Company had 1.5 million shares remaining under its repurchase authorization, which expires December 31, 2014. Diluted weighted-average shares outstanding for the third quarters of 2013 and 2012 were 44,610,358 and 44,238,372, respectively.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on average equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on October 23, 2013, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s third quarter 2013 results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through December 13, 2013.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering the conference identification number 100278. The telephone replay will be available through November 1, 2013.

Forward-Looking Information

Some of the statements contained in this earnings release, including guidance, estimates, projections, statements related to business plans, strategies, objectives and expected operating results and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements also include, without limitation, any statement that includes words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “will be,” “will continue,” “will likely result” and similar expressions that are predictive in nature or that depend on or refer to future events or conditions. The Company’s forward-looking statements are not guarantees of future performance and involve uncertainties that are difficult to predict. They involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed in reports filed by StanCorp with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

As a provider of financial products and services, the Company’s actual results of operations may vary significantly in response to economic trends, interest rates, investment performance, claims experience, operating expenses and pricing. Given these uncertainties or circumstances, investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future results. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause the Company’s results to differ materially from management expectations suggested by forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective use of capital, including the ability to achieve financing through debt or equity.

•	Changes in liquidity needs and the liquidity of assets in its investment portfolios.

•	Performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of customer persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income, bond call premiums and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of bond call premiums, commercial mortgage loan prepayment fees and commercial mortgage loan participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

###

Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions-except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Premiums:
Insurance Services	$523.0	$527.5	$1,589.9	$1,625.1
Asset Management	1.4	1.2	5.8	5.0

Total premiums	524.4	528.7	1,595.7	1,630.1

Administrative fees:
Insurance Services	3.9	3.1	10.9	10.4
Asset Management	31.3	29.2	92.7	89.1
Other	(4.7)	(4.5)	(14.0)	(13.3)

Total administrative fees	30.5	27.8	89.6	86.2

Net investment income:
Insurance Services	79.0	86.0	240.9	254.2
Asset Management	73.4	72.3	217.4	210.0
Other	3.4	1.5	10.8	6.7

Total net investment income	155.8	159.8	469.1	470.9

Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(0.4)	(0.7)	(1.0)	(3.2)
All other net capital losses	(8.3)	(1.9)	(11.9)	(3.6)

Total net capital losses	(8.7)	(2.6)	(12.9)	(6.8)

Total revenues	702.0	713.7	2,141.5	2,180.4

Benefits and expenses:
Benefits to policyholders	395.0	422.4	1,260.9	1,348.3
Interest credited	43.9	43.9	130.8	130.3
Operating expenses	114.8	115.3	324.3	355.9
Commissions and bonuses	51.9	49.6	156.5	156.3
Premium taxes	9.1	9.1	27.7	28.6
Interest expense	8.6	11.8	25.7	31.3
Net (increase) decrease in deferred acquisition costs, value of business acquired and other intangible assets	(3.1)	0.3	(5.0)	(1.9)

Total benefits and expenses	620.2	652.4	1,920.9	2,048.8

Income (loss) before income taxes:
Insurance Services	78.3	62.4	188.5	131.8
Asset Management	21.9	17.5	59.8	47.7
Other	(18.4)	(18.6)	(27.7)	(47.9)

Total income before income taxes	81.8	61.3	220.6	131.6
Income taxes	22.8	16.4	57.1	31.5

Net income	$59.0	$44.9	$163.5	$100.1

Net income per common share:
Basic	$1.33	$1.02	$3.69	$2.26
Diluted	1.32	1.01	3.67	2.26
Weighted-average common shares outstanding:
Basic	44,271,160	44,197,164	44,307,863	44,263,445
Diluted	44,610,358	44,238,372	44,514,600	44,349,725

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	September 30,	December 31,
	2013	2012
A S S E T S
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $6,658.5 and $6,517.7)	$7,015.8	$7,190.7
Commercial mortgage loans, net	5,510.8	5,267.4
Real estate, net	79.8	95.5
Other invested assets	199.9	175.5

Total investments	12,806.3	12,729.1
Cash and cash equivalents	345.4	160.7
Premiums and other receivables	123.4	123.0
Accrued investment income	108.7	109.3
Amounts recoverable from reinsurers	983.4	972.4
Deferred acquisition costs, value of business acquired and other intangible assets, net	369.5	346.5
Goodwill	36.0	36.0
Property and equipment, net	84.4	90.7
Other assets	59.2	69.3
Separate account assets	6,010.0	5,154.3

Total assets	$20,926.3	$19,791.3

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Liabilities:
Future policy benefits and claims	$5,853.0	$5,843.2
Other policyholder funds	5,945.1	5,531.1
Deferred tax liabilities, net	48.9	148.1
Short-term debt	1.2	1.0
Long-term debt	551.5	551.4
Other liabilities	399.4	393.2
Separate account liabilities	6,010.0	5,154.3

Total liabilities	18,809.1	17,622.3

Commitments and contingencies
Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 43,995,153 and 44,419,448 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	61.9	89.6
Accumulated other comprehensive income	121.7	309.3
Retained earnings	1,933.6	1,770.1

Total shareholders’ equity	2,117.2	2,169.0

Total liabilities and shareholders’ equity	$20,926.3	$19,791.3

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA

AT OR FOR THE PERIODS INDICATED

(Dollars in millions-except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	65.5%	69.0%	69.6%	73.0%
Individual Disability Insurance	57.1	57.6	51.7	48.1
Insurance Services segment (including interest credited)	64.7	67.9	67.9	70.7
% of total premiums:
Group Insurance (including interest credited)	75.1%	79.7%	79.8%	84.0%
Individual Disability Insurance	72.9	75.7	66.1	63.0
Insurance Services segment (including interest credited)	74.9	79.4	78.6	82.3
Reconciliation of non-GAAP financial measures:
Net income	$59.0	$44.9	$163.5	$100.1
After-tax net capital losses	(5.5)	(1.7)	(8.1)	(4.3)

Net income excluding after-tax net capital losses	$64.5	$46.6	$171.6	$104.4

Net capital losses	$(8.7)	$(2.6)	$(12.9)	$(6.8)
Tax benefit on net capital losses	(3.2)	(0.9)	(4.8)	(2.5)

After-tax net capital losses	$(5.5)	$(1.7)	$(8.1)	$(4.3)

Diluted earnings per common share:
Net income	$1.32	$1.01	$3.67	$2.26
After-tax net capital losses	(0.13)	(0.04)	(0.18)	(0.09)

Net income excluding after-tax net capital losses	$1.45	$1.05	$3.85	$2.35

Shareholders’ equity			$2,117.2	$2,171.1
Accumulated other comprehensive income			121.7	314.0

Shareholders’ equity excluding accumulated other comprehensive income			$1,995.5	$1,857.1

Net income return on average equity			10.2%	6.4%
Net income return on average equity (excluding accumulated other comprehensive income)			11.3	7.4
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)			11.9	7.7
Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$87.0	$76.5	$182.3	$149.6
Net gain from operations after federal income taxes and before realized capital gains (losses)	56.1	51.0	122.8	116.0

			September 30,	December 31,
			2013	2012
Capital and surplus			$1,294.1	$1,259.6
Asset valuation reserve			136.2	117.5